Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE HOLDERS
CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL OF ELECTION FORM
From:    Immune Design Corp.
Re:    Confirmation of Receipt of Notice of Withdrawal of Election Form
This message confirms that Immune Design has received your Notice of Withdrawal of Election Form. This confirmation should not, however, be construed to imply that the Notice of Withdrawal or any other documents that you have submitted have been properly completed.
If the Notice of Withdrawal is properly completed and signed and timely received by us, you will have revoked your prior election to exchange such Eligible Options. With respect to the Eligible Options listed on your Notice of Withdrawal, we will not cancel nor exchange such awards for New Options, and you will retain your Eligible Options with their terms, exercise price and vesting schedule. Unless you deliver a new properly completed and signed Election Form before the Expiration Time, the Eligible Options listed on your Notice of Withdrawal will remain outstanding following the expiration of the Exchange Offer.
You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Documents, Election Form or any other documents relating to the Exchange Offer) by email to option.exchange@immunedesign.com.
Capitalized terms not otherwise defined herein shall have the meaning set forth in the “Offer to Exchange Eligible Options for New Options,” dated June 18, 2018.